Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES ANNOUNCES CHIEF EXECUTIVE OFFICER TRANSITION

Company Begins Search For New CEO and Prepares For Next Phase of Growth

CHICAGO, June 2, 2006—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced that Thomas J. Friel, Chairman and Chief Executive Officer (CEO), will transition out of the role of CEO. A committee of the company’s Board of Directors has begun the search process for Friel’s successor, in accordance with the company’s succession plan. Friel will serve as an advisor to the search committee and will continue as Chairman and CEO until a successor is selected.

“Over the past three years we achieved our goals for increasing profitability and creating a platform for stable, continued growth. Now, as we set forth the goals of our growth plan for the next three years, I believe it is the right time for a transition to new leadership to execute our strategy and achieve even greater profitable growth,” said Friel, 58, who joined Heidrick & Struggles in 1979 and was named Chairman and CEO in June 2003. Under his leadership, the company’s revenue grew from $317.9 million to $412.3 million and its operating margin improved from 2.2 percent to 10.7 percent.

Added Friel, “We are in a strong position to use our improved operating platform and current momentum to capitalize on the growth opportunities we see ahead. It has been an honor to serve this company for over 26 years and I look forward to continuing in an active role, sharing in the success ahead.”

Richard Beattie, Chairman of the Heidrick & Struggles Board of Director’s Nominating and Governance Committee, said, “Tom accepted the roles of Chairman and CEO at a critical time, putting the firm’s interests in front of personal and family considerations. On behalf of the Board of Directors and our shareholders, I thank Tom for his leadership over the past three years.”

- more -

The search committee includes board members Gerard Roche, Senior Chairman, Jill Kanin-Lovers, Former Senior Vice President, Human Resources for Avon Products, Inc., and Paul Unruh, Former Vice Chairman for Bechtel Group, Inc. Consistent with best practices, the committee will complete a thorough search and consider both internal and external candidates.

Confirming 2006 Annual Outlook

The company reiterates its expectations to achieve net revenue in 2006 of between $445 million and $465 million, representing growth over 2005 net revenue of between 8 percent and 13 percent. At those net revenue levels the company expects its 2006 full-year operating margin, excluding any changes to estimates in restructuring reserves, to improve to approximately 12 percent. Net income and earnings per share are expected to reflect an effective tax rate of approximately 40 percent. The quarterly and full-year tax rate estimates can be significantly impacted by country-level results and can vary significantly by reporting period and by discrete items that require immediate recognition in a particular quarter.

Conference Call

Executives of Heidrick & Struggles will host a conference call for investors to discuss this news release today, June 2, at 8:00 a.m. Central Time. Participants may access the call via webcast through the Internet at www.heidrick.com. For those unable to listen to the live call, a webcast replay will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information, please visit www.heidrick.com.

- more -

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Contacts for analysts:

Julie Creed, VP IR	+1 312-496-1774 or jcreed@heidrick.com

Contact for media:

Eric Sodorff, Communications Director	+1 312-496-1613 or esodorff@heidrick.com